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                                                                   Exhibit 23.ii

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of AirTouch Communications, Inc. on Form S-8 relating to the AirTouch Communications, Inc. Retirement Plan of our report dated March 3, 1994 (except Notes B, L, and R as to which the date is March 9, 1994) on our audit of the consolidated financial statements and financial statement schedules of AirTouch Communications (formerly PacTel Corporation) and subsidiaries as of December 31, 1993 and 1992, and for each of the three years in the period ended
December 31, 1993.


San Francisco, California                          /s/ COOPERS & LYBRAND L.L.P.
December 27, 1994                                  ----------------------------
                                                   COOPERS & LYBRAND L.L.P.



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